JPMorgan Funds - J.P. Morgan Fleming Mutual Fund Group, Inc
Rule 10f-3 Transactions
For the period from July 1, 2011 to December 31, 2011

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Mid Cap Value Fund
Trade Date 7/27/2011
Issuer Dunkin' Brands Group, Inc. (DNKN) IPO
Cusip 26550410
Shares 110,600
Offering Price $19.00
Spread $1.24
Cost $2,101,400
Dealer Executing Trade Barclays Bank PLC
% of Offering  purchased by firm 1.77%
Syndicate Members J.P. Morgan, Barclays Capital, Morgan Stanley, BofA Merrill Lynch, Goldman, Sachs & Co., Baird, William Blair & Company, Raymond James, Stifel Nicolaus Weisel, Wells Fargo Securities, Moelis & Company, SMBC Nikko, Ramirez & Co., Inc., The Williams Capital Group, L.P.